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                                          THE POSSIBILITIES ARE INFINITE FUJITSU


For Immediate Release
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Press Contact:
Neil McGlone                                   Anne Prine                               Bill Dupre
Michael A. Burns & Associates P.R.             Fujitsu Transaction Solutions Inc.       Klever Marketing Inc.
nmcglone@mbapr.com                             aprine@ftxs.fujitsu.com                  billd@kleverkart.com
214-521-8596                                   480-575-809326                           801-322-1221, ext. 117
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                   Fujitsu, Klever Marketing Announce Alliance
                            For Personalized Shopping

                      Integrated, Intelligent Shopping Cart
                 Will Put Friendly Face On Self-service Shopping

FRISCO, Texas, and SALT LAKE CITY - Feb. 4, 2004 - Fujitsu Transaction Solutions Inc. and Klever Marketing Inc. (KLMK.OB) will jointly develop and market a turnkey personal shopping solution for the retail market.

The result will be an integrated, intelligent shopping cart with a built-in wireless computer that shoppers can use as a self-service assistant to scan items for purchase while they are shopping. Retailers will be able to use the device to present personalized offers or general product advertising to customers. Products developed through the alliance are expected to begin pilot-testing this summer.

"The Klever-Kart System is designed to build shopper acceptance," said Bill Dupre, president and chief operating officer, Klever Marketing Inc. "The Klever-Kart employs a Fujitsu mobile computer that is permanently attached to a standard cart. This is completely different than earlier devices that the shopper had to remove from a charging station to use. Consumers have shunned these non-integrated devices in droves.

"The Klever-Kart system encourages use because it's always there. Shoppers who prefer self-service and want to speed through the store can simply scan a loyalty card to identify themselves, scan products as they place them in the cart and pay at checkout without waiting in line. For shoppers who choose not to use the technology, the retailer will present non-personalized advertising for products sponsored by consumer goods vendors. Either way, everyone wins - shoppers, retailers and advertisers."


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According to an article by Kevin Scott  published  in The AMR  Research  Report,
May, 2003:
     "AMR Research recently spoke with numerous retailers that are using in-store delivery of coupons, self-service kiosks, and even carts equipped with video monitors. Everyone we spoke with was able to share some type of benefit; here is a list of the key improvements:
          o Average lift of sales for promoted products of 15%; individual promotions as high as 30%..."*

"This technology is the first real innovation to touch the point-of-sale since the bar-code scanner," said Tom Juliano, senior vice president for Fujitsu's food and drug business. "The old model of `tender-audit-bag' is facing radical change - change that will not only help retailers increase profits, but also improve the shopping experience for consumers.

"We're excited about working with Klever because of their innovative approach to intelligent shopping carts. Their rich portfolio of patented technology assures retailers that they are getting direct access to a complete, supported solution."

Personal shopping solution
The two companies will jointly sell the solution to large grocery chains and other retail stores. Under terms of the agreement, Fujitsu will provide hardware based on Intel's high-performance, low-power consumption XScale technology for mobile computing, as well as managed services including integration, rollout, help desk and maintenance. Klever Marketing will continue to develop and support its software and will manage advertising campaigns presented on the cart display.

The Klever-Kart system will integrate with the retailer's loyalty system, such as Fujitsu's Corema application, to present offers to customers who identify themselves by scanning their loyalty cards. Offers will be presented based on the customer's preferences, and by the shopper's location in the store.

For the retailer, the Klever-Kart system offers new revenue opportunities from consumer goods advertising and increased product sales. For advertisers, the system offers another advertising medium and opportunity to reach consumers at the point of purchase. For consumers, the system can mean discount coupons and a faster, improved shopping experience.


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"Studies  show that the biggest  complaint  shoppers have is waiting in lines at check-out," Juliano said. "We're about to make that a thing of the past."

Klever Marketing, Inc. has developed and markets a proprietary, wireless, in-store advertising and communications system for worldwide supermarket, mass merchandising and other retail applications. Called the Klever-Kart System, it utilizes patented and proven technology to deliver targeted electronic ads and promotions through a small display device affixed to a shopping cart handle. Each marketing message is triggered by the shopping cart's proximity to the product on the shelf, and thus reaches the consumer at the exact product location, or Point-of-Selection. Web site: www.kleverkart.com

About Fujitsu Transaction Solutions
Fujitsu Transaction Solutions Inc., headquartered in Frisco, Texas, is a wholly owned subsidiary of Fujitsu Limited (TSE: 6702) and the IT "lifecycle solutions" provider for retailing technologies. Focused on helping customers relentlessly reduce costs, Fujitsu's offerings include infrastructure management services, point-of-sale hardware and software, handheld devices and Web-enabled automated-teller machines. The company has operated in North America for more than 30 years and has 1,000 employees in the U.S., Canada and the Caribbean. It serves customers such as Albertsons, Best Buy, ChevronTexaco, Nordstrom, REI, Staples and The TJX Companies, among others. Web site: www.ftxs.fujitsu.com

                                       ###

Disclaimer: The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, the impact of competitive products and services, the company's ability to manage growth and acquisitions of technology or businesses, the condition of the capital markets, the effect of economic and business conditions and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

Ref: 04-13
* AMR Research, Inc. copyrighted information; Web site: www.amrresearch.com